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                                                                      EXHIBIT 11

                    LEWIS GALOOB TOYS, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                                              YEARS ENDED DECEMBER 31,
                                      -----------------------------------------
                                         1993           1994           1995
                                      -----------    -----------    -----------
PRIMARY EARNINGS:
Net earnings (loss) applicable to
  common shares ($000).............   $   (14,051)   $    15,297    $     6,272
Average shares of common stock
  outstanding during the period....     9,548,422      9,852,673     10,071,304
Add: Incremental shares from
  assumed exercise of
  stock options and warrants.......            --        258,439        380,146
                                      -----------    -----------    -----------
                                        9,548,422     10,111,112     10,451,450
                                      -----------    -----------    -----------
                                      -----------    -----------    -----------

Net earnings (loss) per common
  share--primary...................   $     (1.47)   $      1.51    $      0.60
                                      -----------    -----------    -----------
                                      -----------    -----------    -----------

FULLY DILUTED EARNINGS:
Net earnings (loss) applicable to
  common shares ($000).............   $   (14,051)   $    15,297    $     6,272
Add: Preferred stock dividends:
  Paid ($000)......................            --             --             --
  In arrears ($000)................         3,127          3,127          3,127
Add: Interest on Debentures
  ($000)...........................           137          1,072          1,030
                                      -----------    -----------    -----------
                                      $   (10,787)   $    19,496    $    10,429
                                      -----------    -----------    -----------
                                      -----------    -----------    -----------

Average shares of common stock
  outstanding during the period....     9,548,422      9,852,673     10,071,304
Add: Incremental shares from
  assumed exercise of
  stock options and warrants.......       236,825        261,458        444,409
Add: Shares issuable upon assumed
  conversion of
  Preferred Stock..................     2,180,148      2,180,148      2,180,148

Add: Shares issuable upon assumed
  conversion of
  8% Convertible Subordinated
  Debentures, weighted.............       186,396      1,511.879      1,511,879
                                      -----------    -----------    -----------
                                       12,151,791     13,806,158     14,207,740
                                      -----------    -----------    -----------
                                      -----------    -----------    -----------

Net earnings (loss) per common
  share--Fully diluted.............   $        (A)   $      1.41    $        (A)
                                      -----------    -----------    -----------
                                      -----------    -----------    -----------

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(A) Anti dilutive, therefore fully diluted earnings per share is same as primary earnings per share, $0.60 and $(1.47) for 1995 and 1993, respectively.